EXHIBIT 10.8

ANNUAL INCENTIVE PLAN (AIP)

2015 Plan Year

Guidelines

KIRBY CORPORATION

January 2015

TABLE OF CONTENTS

Introduction	2

The Annual Incentive Plan	3

Plan Objectives	3

Performance Period	3

Eligibility	3

Individual Bonus Targets	4

Aggregate Payment Amount	4

Section 162(m) Performance Goal and Maximum Awards	4

Performance Measures	5

Business Group Designations and Weightings	5

Performance Standards for Interim Incentive Payment Calculations	6

Administration	8

Introduction

Kirby Corporation (together with its subsidiaries, “Kirby” or the “Company”) established the 2015 Annual Incentive Plan (the “Plan”) to focus employees on identifying and achieving business strategies that lead to increased stockholder value. The Plan is also intended to reward superior performance by employees and their contribution to achieving Kirby’s objectives. This program may be offered, in whole or in part, to wholly owned subsidiaries of the Company, at the Company’s discretion.

Certain aspects of this Plan are complex. Although these guidelines establish rules for Plan operation, those rules may not work in all circumstances. Therefore, the Compensation Committee of the Kirby Board of Directors has discretion to interpret these guidelines to assure the awards are consistent with the Plan’s purposes and the Company’s interests. All decisions by the Compensation Committee shall be final and binding.

Unless resolutions of the Compensation Committee expressly provide otherwise, awards granted under the Plan shall constitute performance awards granted under Article IV of the Kirby Corporation 2005 Stock and Incentive Plan (as amended from time to time, the “Stock Plan”) and are subject to the terms and provisions of the Stock Plan that apply to such performance awards.

This Plan or any part thereof may be amended, modified, or terminated at any time without prior notice, by written authorization of (i) the Compensation Committee or (ii) the Chief Executive Officer of the Company; provided that the Plan may not be amended or modified in a manner that would cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) to fail to satisfy the exception.

The Annual Incentive Plan

Each award granted under the Plan is an award for total Company and designated Business Group performance. Awards are generally based on achieving the Company Performance Goal as well as additional Company, Business Group and individual performance measures and objectives. Once the Performance Goal is reached participants in the Plan become eligible for a bonus.

Plan Objectives

The Plan key objectives are:

•	Provide an annual incentive plan that drives performance toward objectives critical to creating stockholder value.

•	Offer competitive cash compensation opportunities to key Kirby employees.

•	Award outstanding achievement by employees who directly affect Kirby’s results.

•	Assist Kirby in attracting and retaining high quality employees.

•	Reflect both quantitative and qualitative performance factors in actual bonus payouts.

•	Ensure that incentive payments made by the Company are fully deductible by the Company.

Performance Period

Performance is measured on a calendar year basis for the Plan. The Performance Period begins on January 1, 2015 and ends on December 31, 2015.

Eligibility

•	Generally, managerial employees and Kirby Inland Marine Wheelhouse employees classified as Captain, Relief Captain or Pilot, are eligible for participation. Selection for participation in the Plan is based upon each position’s ability to impact long-term financial results of the Company and designation by management. Some employees in managerial positions might not be included in the Plan.

•	In order to be eligible to receive an incentive payment under the Plan, participants must be employed on the last day of the Performance Period and on the date bonuses are actually paid for the Performance Period, unless their earlier termination is due to death, normal retirement[1] or disability[1]. If a participant’s employment is terminated prior to the last day of the Performance Period, or prior to the date of payment, for any reason other than death, normal retirement[1] or disability[1], any bonus the participant may otherwise have received will be forfeited and the participant will have no right to any incentive payment under the Plan.

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1 Normal retirement or disability as defined for shore based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan

•	Participation in the Plan in 2015 does not guarantee participation in similar plans in future years. Participants in the Plan or in similar plans in future years will be notified annually of their selection for participation.

Individual Bonus Targets

On or before March 31, 2015, each participant will be assigned a target bonus level defined as a percentage of base salary earned during the Performance Period. This bonus target is based on competitive market practices, as well as the employee’s ability to impact long-term Company performance. Market practices will be determined using data from either general industry, the marine transportation industry, or the diesel engine services industry, depending upon the individual position being considered.

Aggregate Payment Amount

An interim incentive payment amount will be determined as of December 31, 2015 for each participant in the Plan based on the target incentive level for such participant and the calculation formulas described in the Plan under the headings Performance Measures, Business Group Designations and Weightings, and Performance Standards for Interim Incentive Payment Calculations. The Aggregate Payment Amount shall equal the sum of all of such interim incentive payment amounts.

The Company will be obligated to pay out the full Aggregate Payment Amount to eligible participants, subject to the discretion of the Compensation Committee, with respect to the allocation of the Aggregate Payment Amount among individual participants. Therefore, the Company’s obligation to pay out the Aggregate Payment Amount becomes fixed on the last day of the Performance Period.

The Compensation Committee may determine the amount of the bonus paid to any participant based on the performance measures described in the Plan or any other criteria deemed appropriate in its discretion, provided that in no event will the aggregate incentive payments made pursuant to the Plan exceed the Aggregate Payment Amount.

Section 162(m) Performance Goal and Maximum Awards

The performance goal (the “Performance Goal”) that must be attained in order for any Plan participant to receive a bonus under the Plan is the achievement by the Company of net earnings attributable to Kirby for 2015 (as shown in Kirby’s audited Consolidated Statements of Earnings for 2015) greater than $1,000,000. If the Company achieves the Performance Goal, the maximum bonus that any participant may receive under the Plan will be equal to 200% of the individual bonus target established for such participant (for each participant, the “Maximum Award”). The Compensation Committee in its discretion may reduce the bonus paid to any participant to an amount less than the Maximum Award.

Performance Measures

In addition to the Performance Goal, performance measures used under the Plan are:

•	EBITDA
•	Return on Total Capital
•	Earnings per share

Annual performance targets will be established for each measure based on Kirby’s projected budget and each of the performance measures will have equal weight in calculating the interim incentive payment amount for each participant.

Measure	Weight
EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization)	33.33%
Return on Total Capital (Earnings before interest and taxes divided by average beginning and ending stockholders' equity plus long-term debt)	33.33%
Earnings per Share	33.33%
100%

Business Group Designations and Weightings

The following business groups are designated for purposes of the Plan:
•	Kirby Inland Marine
•	Kirby Engine Systems
•	United Holdings
•	Kirby Offshore Marine

Note: Kirby Ocean Transport Company and Osprey Line, LLC are considered part of the Kirby Inland Marine business group for purposes of the Plan.

In calculating actual versus target performance against the performance measures, the recommended award for Business Group employees will be primarily based on Business Group performance with a defined portion based on Company performance. The award for Corporate employees will be based on total Kirby performance. Specific weightings are defined in the following table:

Calculation of Incentive Payments

	Incentive Bonus Calculation
	Kirby (Company)	Business Group
Eligible Corporate Employees	100%	0%
Business Group Presidents (KIM, KOM, KES, United Holdings. KMTG President 50% company, 35% KIM 15%KOM)	50%	50%
Officers with responsibilities for both KIM and KOM (30% corporate, 50% KIM, 20% KOM)	30%	70%
Other Business Group Employees	30%	70%

Performance Standards for Incentive Payment Calculations

Performance Level	Definition	Relationship to Budget*	% of Target Used for Calculation
Below Threshold	Performance did not meet minimum metric	less than 80% of Budget	0%
Threshold	Minimal acceptable performance for payout	80% of Budget	50%
Target	Expected performance at stretch level	100% of Budget	100%
Maximum	Outstanding performance	120% of Budget	200%

*budget and target are measured on an incremental basis (example: 90% of budget results in 75% of target used for calculation)

•	As shown in the tables, actual performance against each performance measure results in a corresponding percentage of target amount.
•	The target amount determined for each performance measure is then multiplied by the weight for the performance measure (33.33%) and the results are added together to produce a total corporate or business payout percentage of the target incentive that is applied to each individual participant.
•	The Compensation Committee shall in its discretion allocate the Aggregate Payment Amount among eligible participants. In allocating the Aggregate Payment Amount, the Compensation Committee may consider, but shall not be bound by, the interim incentive payment calculation for each participant.

•	The Compensation Committee has discretion to modify the performance measures or adjust the calculation of the interim incentive amounts to adjust for acquisitions, divestures, and other material business events.
•	Notwithstanding the foregoing or any provision of the Plan to the contrary, no participant who is a covered employee as defined in the Section 162(m) of the Internal Revenue Code of 1986, as amended (a "Covered Employee”), may receive an amount in excess of the participant’s Maximum Award and the aggregate amount of incentive payments made to participants in the Plan must equal the Aggregate Payment Amount.

Administration

Award Payout
A participant’s final bonus payment is paid out in cash within 90 days following the end of the Company’s fiscal year, based on audited financial statements of the Company. No payment shall be made to a participant who is a Covered Employee until the Compensation Committee certifies that the Performance Goal and other material terms of the Plan resulting in such payment have been achieved.

Eligibility Limitation
Participants must be employed by the Company on the last day of the Performance Period and on the date bonuses are actually paid in order to receive a bonus, unless otherwise provided for in the Plan.

Special Circumstances
The Compensation Committee will have the sole authority to resolve disputes related to Plan administration. Decisions made by the Compensation Committee will be final and binding on all participants. The Compensation Committee has the sole discretion to determine the bonuses for newly hired, terminated, transferred and promoted employees, but will generally award bonuses based on the following provisions.

New Employees
New employees hired after the beginning of a Performance Period who are selected for participation in the Plan, will receive prorated bonuses for the current Performance Period, subject to the Termination of Employment restrictions.

Termination of Employment
If employment terminates prior to the last day of the Performance Period or prior to the date bonuses are actually paid for the Performance Period, for any reason other then death, normal retirement2, or disability2, the participant will be ineligible to receive a bonus.

If employment terminates before the end of the full Performance Period or before the date bonuses are actually paid for the Performance Period as a result of death, normal retirement2, or disability2, the participant (or the participant’s heirs) will be entitled to receive a prorated bonus at the end of the Performance Period based upon actual performance and base wages earned while employed during the Performance Period.

Transfer
A participant who is transferred between business units of the Company will be eligible to receive a weighted bonus based upon the time spent at each of the units3.

Promotions
A participant who is promoted or reassigned during any Performance Period and whose bonus target is subsequently increased or decreased will be eligible to receive a weighted bonus, based on the service before and after the promotion or reassignment.

Compensation Committee
The Compensation Committee has the responsibility for governance and administration of the Plan. In fulfilling its duties the Compensation Committee will be responsible for interpreting the Plan and will rely on these guidelines in making all determinations necessary.

In administering the Plan the Compensation Committee will, on an annual basis:

•	Approve the designation of Business Groups within the Company

•	Approve the Performance Goal

•	Approve the performance measures and the Threshold, Target and Maximum budget performance levels for all participants for purposes of calculating interim incentive payments

•	Approve linkage for participants to Company and Business Group performance

•	Approve the individual bonus targets for all participants whose salaries are at or above $100,000

•	Determine at its discretion the final incentive payments for participants

•	Approve the Aggregate Payment Amount to be paid to participants in the Plan

•	Certify whether the Performance Goal and other material terms that result in payments under the Plan have been satisfied prior to payment of an award to a Covered Employee.

The Compensation Committee may deviate from the guidelines for the Plan, but in no event will a bonus paid pursuant to the Plan exceed the Maximum Award for any Covered Employee. The Compensation Committee may decrease the bonus to be paid to any participant below the Maximum Award based on such objective or subjective criteria as the Compensation Committee deems appropriate.

The total amount of the bonuses paid to participants pursuant to the Plan may not exceed the Aggregate Payment Amount.

The performance objectives of Covered Employees may only be adjusted as permitted under Section 162(m) or the regulations thereunder.

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2 Normal retirement or disability as defined for shore-based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan.
3 Company and Business Group performance factors are calculated using performance for the entire Performance Period.

Chief Executive Officer (CEO)
The CEO has primary responsibility for recommending Plan guidelines to the Committee and for delegating administrative duties associated with the plan. The Compensation Committee may delegate additional administrative duties to the CEO or any Company officer. The CEO may make recommendations subject to Compensation Committee approval, with respect to the incentive payment to any participant.

Chief Financial Officer (CFO)
The CFO is responsible for calculating performance under the Plan and recommending adjustments to the performance objectives. The CFO will:

•	Provide annual reports to the Compensation Committee and the CEO on each Business Group’s performance at the end of the fiscal year

•	Maintain a financial information system that reports results on an estimated quarterly and annual basis

•	Coordinate with the Company’s auditors to properly recognize any accounting expense associated with incentive payments under the Plan

•	Provide the VP of Human Resources with the performance results of each Business Group as well as overall Company performance

•	Calculate new Threshold, Target and Maximum performance objectives as required by the Plan

VP of Human Resources
The VP of HR has responsibility for administration of the Plan and will:

•	Develop and recommend Target Award Guidelines and eligible participants for each Performance Period to the CEO for approval

•	Coordinate communications with participants, including materials to facilitate understanding the Plan’s objectives and goals

•	Calculate participants’ interim incentive amounts, using the performance factors provided by the CFO

•	Process paperwork approving individual incentive payments

Business Group Presidents and Vice Presidents will:

•	Recommend participants in the Plan

•	Coordinate with the CFO to determine any significant changes in business conditions for purposes of reviewing the Threshold, Target and Maximum performance objectives

•	Assure that participants are informed of the actual incentive payment to be made for the Performance Period